Schneider National, Inc. Reports Third Quarter 2018 Results
Diversified Portfolio Delivers Across All Segments; Intermodal and Logistics Generate 50% of Earnings

•	Operating Revenues of $1.3 billion, an increase of 15% compared to third quarter 2017

•	Revenues (excluding fuel surcharge) of $1.1 billion, an increase of 13% compared to third quarter 2017

•	Net Income of $70.7 million, an increase of 92% compared to third quarter 2017

•	Diluted Earnings Per Share of $0.40, compared to third quarter 2017 of $0.21

•	Adjusted Diluted Earnings Per Share of $0.40, compared to third quarter 2017 of $0.23

•	Full year 2018 Adjusted Diluted Earnings Per Share updated guidance of $1.47 to $1.53

Green Bay, Wis. - (November 1, 2018) – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the quarter and nine months ended September 30, 2018.

“Our portfolio of complementary services comprised of Truckload, Intermodal, and Logistics, delivered excellent results in the third quarter,” noted Chris Lofgren, Chief Executive Officer of Schneider. “Given the continued tightness in driver availability, the Company pivoted its capital allocation by adding containers to our Intermodal business, providing profitable enterprise growth in a less driver intensive business. We experienced solid revenue and earnings growth in our asset-light and non-asset business segments. Intermodal and Logistics combined to contribute 45% and 50% of the enterprise revenue and earnings, respectively, demonstrating the power of our portfolio across market cycles.”

Lofgren continued, “With substantially all of our customer contracts updated and the ability to leverage the revenue management and driver productivity tools within our Quest technology platform, we are well positioned for the fourth quarter and into 2019.”

Results of Operations (unaudited)

The following table sets forth, for the periods indicated, the Company’s results of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except ratios and per share amounts)	2018	2017	2018	2017
Operating revenues	$1,280.1	$1,110.8	$3,655.4	$3,192.4
Revenues (excluding fuel surcharge)	1,145.2	1,016.9	3,269.6	2,915.6
Income from operations	97.9	64.1	257.2	186.6
Adjusted income from operations	97.9	69.2	263.0	181.7
Operating ratio	92.4%	94.2%	93.0%	94.2%
Adjusted operating ratio	91.5%	93.2%	92.0%	93.8%
Net income	$70.7	$36.9	$184.1	$106.0
Adjusted net income	70.7	40.0	188.4	103.0
Diluted earnings per share	0.40	0.21	1.04	0.63
Adjusted diluted earnings per share	0.40	0.23	1.06	0.61
Weighted average diluted shares outstanding	177.2	177.0	177.2	169.3

Results of Operations – Enterprise

Enterprise operating revenues for the third quarter of 2018 were $1,280.1 million, resulting in growth of $169.3 million, or 15%, compared to the same quarter in 2017. Revenues (excluding fuel surcharge) for the third quarter of 2018 were $1,145.2 million, growth of $128.3 million, or 13%, compared to the same quarter in 2017.

Enterprise income from operations for the third quarter of 2018 was $97.9 million, an increase of $33.8 million, or 53%, compared to the same quarter in 2017. Adjusted income from operations for the third quarter of 2018 was $97.9 million, an increase of $28.7 million, or 41%, compared to the same quarter in 2017. Intermodal and Logistics collectively accounted for 50% of enterprise adjusted income from operations in the third quarter of 2018 compared to 31% in the third quarter of 2017.

Net income for the third quarter of 2018 was $70.7 million, an increase of $33.8 million, or 92%, compared to the same quarter in 2017. Diluted earnings per share for the third quarter of 2018 was $0.40 compared to $0.21 for the same quarter in 2017. Adjusted net income for the third quarter of 2018 was $70.7 million, an increase of $30.7 million, or 77%, compared to the same quarter in 2017. Adjusted diluted earnings per share for the third quarter of 2018 was $0.40 compared $0.23 for the same quarter in 2017. The effective income tax rate was 25.8% in the third quarter of 2018. The Company estimates its annual effective tax rate to be between 25.5% and 26.5%.

Results of Operations – Reportable Segments

Truckload

•	Revenues (excluding fuel surcharge): $565.0 million; growth of 2% compared to third quarter 2017

•	Income from operations: $53.1 million; an increase of 29% compared to third quarter 2017

Truckload revenues (excluding fuel surcharge) grew 2% in the third quarter of 2018 compared to the same quarter in 2017. Revenue per truck per week improved $254 or 7%, compared to the same quarter in 2017, primarily due to continued strength in contract pricing. For-hire standard and dedicated standard revenue per truck per week each grew 10% compared to same quarter in 2017. In preparation for fourth quarter volumes, Truckload invested in and increased its driver capacity in the third quarter of 2018 and grew trucks sequentially in the quarter. Truckload ended the quarter with over 11,550 trucks.

Truckload income from operations increased 29% in the third quarter 2018 compared to the same quarter in 2017, primarily due to contract price improvement, partially offset by higher driver pay, increased investments in driver recruiting, and incremental First to Final Mile (FTFM) losses. The Company's FTFM business had a loss of $9.5 million in the third quarter of 2018 due to sluggish furniture and flooring volumes, a bankruptcy write-off, and operational inefficiencies, which management is addressing. FTFM negatively impacted Truckload segment operating ratio by approximately 300 basis points in the third quarter of 2018.

Intermodal

•	Revenues (excluding fuel surcharge): $252.1 million; growth of 29% compared to third quarter 2017

•	Income from operations: $36.1 million; an increase of 196% compared to third quarter 2017

Intermodal revenues (excluding fuel surcharge) grew 29% in the third quarter of 2018 compared to the same quarter in 2017 due to an 11% growth in orders and a $299, or 16%, improvement in revenue per order. Orders grew compared to the same quarter in 2017 due to the conversion of over-the-road freight, the addition of more than 3,700 new containers, and a 16% increase in Company operated dray trucks. Container growth is the result of the Company's decision to allocate capital toward Intermodal in the current favorable environment. Revenue per order improved due to strong price and freight mix. Intermodal containers increased 9%, and dray trucks increased 8% sequentially from the second quarter of 2018.
Intermodal income from operations increased 196% in the third quarter of 2018 compared to the same quarter in 2017, due to volume and price growth, operational effectiveness, and an improved cost position as a result of the 2017 conversion to owned chassis. Intermodal operating ratio was 85.7% for the third quarter of 2018, an improvement of over 800 basis points compared to the same period in 2017 and an 80 basis point improvement sequentially from the second quarter of 2018.

Logistics

•	Revenues (excluding fuel surcharge): $268.7 million; growth of 29% compared to third quarter 2017

•	Income from operations: $12.5 million; an increase of 37% compared to third quarter 2017

Logistics revenues (excluding fuel surcharge) grew 29% in the third quarter of 2018 compared to the same quarter in 2017, mainly due to brokerage volume growth of 20% and increased revenue per order as a result of a strong price environment. Brokerage was 79% of Logistics revenues (excluding fuel surcharge) for the third quarter of 2018 compared to 74% for the same quarter in 2017.

Logistics income from operations increased 37% in the third quarter of 2018 compared to the same quarter in 2017, due to volume growth in brokerage and continued effective net revenue management, as evidenced by a 60 basis point improvement in Logistics operating ratio sequentially from the second quarter of 2018.

Business Outlook

Lofgren commented, “Our portfolio of services provides resiliency through cycles, and our successful contract pricing efforts, Quest technology, and commitment to our capital allocation strategy position us well for the future. For the fourth quarter, we see continued constructive interplay between capacity and demand and solid performance by our Truckload, Intermodal, and Logistics businesses. Our updated full year 2018 adjusted diluted earnings per share guidance is $1.47 - $1.53 and our net capital expenditures guidance is $325 million to $350 million.”
Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2018 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time, may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National is a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operating one of the largest for-hire trucking fleets in North America. The Company believes it has developed a differentiated business model that is difficult to replicate due to its scale, breadth of complementary service offerings, and proprietary technology platform. Its highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling the Company to serve customers’ diverse transportation needs. Since its founding in 1935, the Company believes it has become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding its responsibility to associates, customers, and the communities the Company serves.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the United States Private Securities Litigation Reform Act of 1995, which are intended to come within the safe harbor protection provided by such Act. These forward-looking statements reflect the Company's current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. Forward-looking statements are often characterized by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms, and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company's Annual Report on Form 10-K filed on February 27, 2018, as such may be amended or supplemented in Part II, Item 1A, “Risk Factors,” of subsequently filed Quarterly Reports on Form 10-Q, as well as those discussed in the consolidated financial statements, related notes, and other information appearing elsewhere in the aforementioned reports and other filings with the SEC. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:

•	Economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service;

•	The Company's ability to manage and implement effectively its growth and diversification strategies and cost saving initiatives;

•	The Company's dependence on its reputation and the Schneider brand and the potential for adverse publicity, damage to the Company reputation, and the loss of brand equity;

•	Risks related to demand for the Company's service offerings;

•	Risks associated with the loss of a significant customer or customers;

•	Capital investments that fail to match customer demand or for which the Company cannot obtain adequate funding;

•	Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and the Company's ability to recover fuel costs through its fuel surcharge programs;

•	The Company's ability to attract and retain qualified drivers, including owner-operators;

•	The Company's use of owner-operators to provide a portion of its truck fleet;

•	The Company's dependence on railroads in the operation of its intermodal business;

•	Service instability from third-party capacity providers used by the logistics brokerage business;

•	Changes in the outsourcing practices of third-party logistics customers;

•	Difficulty in obtaining material, equipment, goods, and services from vendors and suppliers;

•	The Company's ability to recruit, develop, and retain key associates;

•	Labor relations;

•	Variability in insurance and claims expenses and the risks of insuring claims through the Company's captive insurance company;

•
The impact of laws and regulations that apply to the business, including those that relate to the environment, taxes, employees, owner-operators, and the captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations;

•	Political, economic, and other risks from cross-border operations and operations in multiple countries;

•	Risks associated with financial, credit, and equity markets, including the Company's ability to service indebtedness and fund capital expenditures and strategic initiatives;

•	Negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months;

•	Risks associated with severe weather and similar events;

•	Significant systems disruptions, including those caused by cybersecurity events;

•	The potential that the Company will not successfully identify, negotiate, consummate, or integrate acquisitions;

•	Exposure to claims and lawsuits in the ordinary course of business; and

•	The Company's ability to adapt to new technologies and new participants in the truckload and transportation industry.

The Company does not intend, and undertakes no obligation, to update any of its forward-looking statements after the date of this release to reflect actual results or future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact:
Schneider National, Inc.
Pat Costello, SVP, Financial Planning and Analysis / Investor Relations
920-592-SNDR
investor@schneider.com

Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
OPERATING REVENUES	$1,280.1	$1,110.8	$3,655.4	$3,192.4
OPERATING EXPENSES:
Purchased transportation	521.1	403.9	1,431.8	1,158.7
Salaries, wages, and benefits	317.2	307.4	943.2	910.0
Fuel and fuel taxes	87.4	76.3	260.3	220.7
Depreciation and amortization	73.3	70.5	216.9	207.0
Operating supplies and expenses	123.5	135.3	364.2	369.2
Insurance and related expenses	24.1	22.2	69.4	64.3
Other general expenses, net	35.6	31.1	112.4	75.9
Total operating expenses	1,182.2	1,046.7	3,398.2	3,005.8
INCOME FROM OPERATIONS	97.9	64.1	257.2	186.6
OTHER EXPENSE (INCOME):
Interest expense—net	2.7	3.6	10.1	13.7
Other income—net	(0.1)	(0.2)	(1.0)	(0.3)
Total other expense—net	2.6	3.4	9.1	13.4
INCOME BEFORE INCOME TAXES	95.3	60.7	248.1	173.2
PROVISION FOR INCOME TAXES	24.6	23.8	64.0	67.2
NET INCOME	$70.7	$36.9	$184.1	$106.0

Weighted average common shares outstanding	177.0	176.9	177.0	169.2
Basic earnings per share	$0.40	$0.21	$1.04	$0.63
Weighted average diluted shares outstanding	177.2	177.0	177.2	169.3
Diluted earnings per share	$0.40	$0.21	$1.04	$0.63
Dividends per share of common stock	$0.06	$0.05	$0.18	$0.15

SCHNEIDER NATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share data)

	September 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$359.8	$238.5
Marketable securities	45.0	41.6
Trade accounts receivable—net of allowance of $6.6 and $5.2, respectively	588.7	527.9
Other receivables	20.1	22.4
Current portion of lease receivables—net of allowance of $0.5 and $1.7, respectively	130.5	104.9
Inventories	60.9	83.1
Prepaid expenses and other current assets	96.6	75.6
Total current assets	1,301.6	1,094.0
NONCURRENT ASSETS:
Property and equipment:
Transportation equipment	2,885.4	2,770.1
Land, buildings, and improvements	175.2	183.8
Other property and equipment	157.2	175.7
Total property and equipment	3,217.8	3,129.6
Accumulated depreciation	1,300.2	1,271.5
Net property and equipment	1,917.6	1,858.1
Lease receivables	130.7	138.9
Capitalized software and other noncurrent assets	79.8	74.7
Goodwill	164.2	164.8
Total noncurrent assets	2,292.3	2,236.5
TOTAL ASSETS	$3,593.9	$3,330.5
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$293.0	$230.4
Accrued salaries and wages	85.0	85.8
Claims accruals—current	64.4	48.3
Current maturities of debt and capital lease obligations	10.1	19.1
Dividends payable	10.7	8.8
Other current liabilities	93.8	69.6
Total current liabilities	557.0	462.0
NONCURRENT LIABILITIES:
Long-term debt and capital lease obligations	412.5	420.6
Claims accruals—noncurrent	98.6	102.5
Deferred income taxes	423.3	386.6
Other	49.3	68.6
Total noncurrent liabilities	983.7	978.3
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Class A common shares, no par value, 250,000,000 shares authorized, 83,029,500 shares issued and outstanding	—	—
Class B common shares, no par value, 750,000,000 shares authorized, 94,607,116 and 93,850,011 shares issued, and 93,967,681 and 93,850,011 shares outstanding, respectively	—	—
Additional paid-in capital	1,539.3	1,534.6
Retained earnings	515.0	355.6
Accumulated other comprehensive income	(1.1)	—
Total shareholders' equity	2,053.2	1,890.2
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,593.9	$3,330.5

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2018	2017
OPERATING ACTIVITIES:
Net income	$184.1	$106.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	216.9	207.0
Gains on sales of property and equipment	(4.2)	(6.4)
Deferred income taxes	34.4	48.8
WSL contingent consideration adjustment	—	(13.2)
Long-term incentive compensation expense	15.3	15.3
Other noncash items	(3.1)	(0.5)
Changes in operating assets and liabilities:
Receivables	(65.7)	(39.0)
Other assets	(15.9)	(9.5)
Payables	35.6	22.1
Other liabilities	12.7	(14.9)
Net cash provided by operating activities	410.1	315.7
INVESTING ACTIVITIES:
Purchases of transportation equipment	(268.1)	(274.1)
Purchases of other property and equipment	(22.3)	(27.3)
Proceeds from sale of property and equipment	74.6	51.8
Proceeds from lease receipts and sale of off-lease inventory	56.2	42.4
Purchases of lease equipment	(58.4)	(89.8)
Sales of marketable securities	3.9	8.4
Purchases of marketable securities	(8.0)	—
Advance funding of dividends to transfer agent	—	(6.7)
Net cash used in investing activities	(222.1)	(295.3)
FINANCING ACTIVITIES:
Payments under revolving credit agreements	—	(135.0)
Payments of debt and capital lease obligations	(17.3)	(118.5)
Payments of deferred consideration related to acquisition	(19.3)	(19.4)
Proceeds from IPO, net of issuance costs	—	340.6
Dividends paid	(30.1)	(16.6)
Redemptions of redeemable common shares	—	(0.1)
Net cash provided by (used in) financing activities	(66.7)	51.0
NET INCREASE IN CASH AND CASH EQUIVALENTS	121.3	71.4
CASH AND CASH EQUIVALENTS:
Beginning of period	238.5	130.8
End of period	$359.8	$202.2
ADDITIONAL CASH FLOW INFORMATION:
Noncash investing and financing activity:
Equipment purchases in accounts payable	$36.5	$57.4
Dividends declared but not yet paid	10.7	8.8
Ownership interest in Platform Science, Inc.	2.5	—
Cash paid (refunded) during the period for:
Interest	$13.2	$16.6
Income taxes—net of refunds	25.5	(10.4)

Schneider National, Inc.
Revenues and Income from Operations by Segment
(unaudited)

Revenues by Segment

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Truckload	$565.0	$551.7	$1,685.0	$1,616.8
Intermodal	252.1	196.0	681.0	571.4
Logistics	268.7	209.1	739.2	584.7
Other	91.2	85.4	248.5	214.5
Fuel surcharge	134.9	93.9	385.8	276.8
Inter-segment eliminations	(31.8)	(25.3)	(84.1)	(71.8)
Operating revenues	$1,280.1	$1,110.8	$3,655.4	$3,192.4
Income from Operations by Segment

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Truckload	$53.1	$41.1	$162.8	$132.9
Intermodal	36.1	12.2	88.7	30.0
Logistics	12.5	9.1	30.4	20.8
Other	(3.8)	1.7	(24.7)	2.9
Income from operations	$97.9	$64.1	$257.2	$186.6

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

Truckload	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Dedicated standard
Revenues (excluding fuel surcharge) (1)	$81.2	$73.4	$237.7	$216.7
Average trucks (2) (3)	1,671	1,654	1,637	1,641
Revenue per truck per week (4)	$3,792	$3,458	$3,780	$3,436
Dedicated specialty
Revenues (excluding fuel surcharge) (1)	$95.9	$110.8	$304.5	$311.4
Average trucks (2) (3)	2,107	2,333	2,279	2,231
Revenue per truck per week (4)	$3,551	$3,700	$3,478	$3,631
For-hire standard
Revenues (excluding fuel surcharge) (1)	$306.3	$289.7	$901.2	$853.5
Average trucks (2) (3)	6,094	6,345	6,096	6,341
Revenue per truck per week (4)	$3,921	$3,556	$3,848	$3,502
For-hire specialty
Revenues (excluding fuel surcharge) (1)	$81.6	$77.8	$241.6	$235.2
Average trucks (2) (3)	1,521	1,558	1,551	1,602
Revenue per truck per week (4)	$4,180	$3,882	$4,052	$3,817
Total Truckload
Revenues (excluding fuel surcharge) (1)	$565.0	$551.7	$1,685.0	$1,616.8
Average trucks (2) (3)	11,393	11,890	11,563	11,815
Revenue per truck per week (4)	$3,868	$3,614	$3,793	$3,560
Average company trucks (3)	8,634	9,119	8,833	9,059
Average owner-operator trucks (3)	2,759	2,771	2,730	2,756
Trailers	38,026	38,615	38,026	38,615
Operating ratio (5)	90.6%	92.6%	90.3%	91.8%
(1) Revenues (excluding fuel surcharge) in millions
(2) Includes company trucks and owner-operator trucks

(3)	Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified time frame

(4)	Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes, using weighted workdays
(5) Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Intermodal	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Orders	115,936	104,452	329,014	305,074
Containers	21,288	17,557	21,288	17,557
Trucks (1)	1,482	1,293	1,482	1,293
Revenue per order (2)	$2,175	$1,876	$2,070	$1,873
Operating ratio (3)	85.7%	93.8%	87.0%	94.7%

(1)Includes company trucks and owner-operator trucks at the end of the period
(2)Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes
(3)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Logistics	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating ratio (1)	95.3%	95.6%	95.9%	96.4%
(1) Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge)

Schneider National, Inc.
Reconciliation of Non - GAAP Financial Measures
(unaudited)
In this earnings release, the Company presents the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. The Company also provides below reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (a) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (b) providing investors with the same information our management uses internally to assess our core operating performance and (c) presenting comparable financial results between periods. Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

In the case of revenues (excluding fuel surcharge), the Company believes the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way the Company operates its business from the external factor of fluctuating fuel prices and the programs in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although the Company believes these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this release in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or non-recurring items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or non-recurring items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Revenues (excluding fuel surcharge)

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating revenues	$1,280.1	$1,110.8	$3,655.4	$3,192.4
Less: Fuel surcharge revenues	134.9	93.9	385.8	276.8
Revenues (excluding fuel surcharge)	$1,145.2	$1,016.9	$3,269.6	$2,915.6

Adjusted income from operations

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Income from operations	$97.9	$64.1	$257.2	$186.6
Duplicate chassis costs (1)	—	5.4	—	8.3
WSL contingent consideration adjustment (2)	—	(0.3)	—	(13.2)
Litigation (3)	—	—	5.8	—
Adjusted income from operations	$97.9	$69.2	$263.0	$181.7

(1)
As of December 31, 2017, the Company completed its migration to an owned chassis model, which required the replacement of rental chassis with owned chassis. Accordingly, the Company adjusted its income from operations for rental costs related to idle chassis as rented units were replaced.

(2)	In 2017, the Company recorded a fair value adjustment to the contingent consideration related to the acquisition of WSL.

(3)	Costs associated with the settlement of a lawsuit that challenged Washington State labor law compliance.

Adjusted operating ratio

(in millions, except ratios)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Total operating expenses	$1,182.2	$1,046.7	$3,398.2	$3,005.8
Divide by: Operating revenues	1,280.1	1,110.8	3,655.4	3,192.4
Operating ratio	92.4%	94.2%	93.0%	94.2%

Operating revenues	$1,280.1	$1,110.8	$3,655.4	$3,192.4
Less: Fuel surcharge revenues	134.9	93.9	385.8	276.8
Revenues (excluding fuel surcharge)	1,145.2	1,016.9	3,269.6	2,915.6

Total operating expenses	1,182.2	1,046.7	3,398.2	3,005.8

Adjusted for:
Fuel surcharge revenues	(134.9)	(93.9)	(385.8)	(276.8)
Duplicate chassis costs	—	(5.4)	—	(8.3)
WSL contingent consideration adjustment	—	0.3	—	13.2
Litigation	—	—	(5.8)	—
Adjusted total operating expenses	$1,047.3	$947.7	$3,006.6	$2,733.9

Adjusted operating ratio	91.5%	93.2%	92.0%	93.8%

Adjusted net income

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$70.7	$36.9	$184.1	$106.0
Duplicate chassis costs	—	5.4	—	8.3
WSL contingent consideration adjustment	—	(0.3)	—	(13.2)
Litigation	—	—	5.8	—
Income tax effect of non-GAAP adjustments	—	(2.0)	(1.5)	1.9
Adjusted net income	$70.7	$40.0	$188.4	$103.0

Adjusted diluted earnings per share (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Diluted earnings per share	$0.40	$0.21	$1.04	$0.63
Non-GAAP adjustments, tax effected	—	0.02	0.02	(0.02)
Adjusted diluted earnings per share	$0.40	$0.23	$1.06	$0.61

(1) Table may not sum due to rounding.